Exhibit 99.1

News Release
FOR IMMEDIATE RELEASE
JANUARY 29, 2013

CHESAPEAKE ENERGY CORPORATION ANNOUNCES CEO SUCCESSION PLAN

Aubrey K. McClendon to Retire from the Company on April 1, 2013

Board Announces that its Extensive Review of Alleged Conflicts of Interest and Other
Matters Involving McClendon Has to Date Found No Improper Conduct,
Final Report to be Completed in Mid-February

OKLAHOMA CITY, OKLAHOMA, JANUARY 29, 2013 – Chesapeake Energy Corporation (NYSE:CHK) today announced that its Co-founder, Chief Executive Officer and President, Aubrey K. McClendon, has agreed to retire from the company on April 1, 2013 and will continue to serve as Chief Executive Officer until his successor is appointed.  Mr. McClendon, 53, has served as Chesapeake’s Chief Executive Officer since the inception of the company in 1989 and served as Chairman of the Board from its founding until 2012.

Archie W. Dunham, Chairman of the Board, stated:  “Over the past 24 years, Aubrey McClendon has created one of the most valuable and innovative companies in the energy industry.  Under Aubrey’s strong leadership, Chesapeake has built an unmatched portfolio of natural gas and oil assets in creating one of the world’s leading energy companies.  He has been a pioneer in the development of unconventional resources, and he has also been a leader in the effort to make the United States energy independent.  However, as the company moves towards more fully developing the value of its outstanding assets, Chesapeake is at an important transition in its history and Aubrey and the Board of Directors have agreed that the time has come for the company to select a new leader.  The Board will be working collaboratively with Aubrey to make a smooth transition to Chesapeake’s next Chief Executive Officer.”

Mr. Dunham continued: “Going forward, the company will strive to continue as a low cost producer of oil and gas while further enhancing and strengthening its balance sheet.  Capital allocation and operating decisions will be made with the goal of prudently growing the company’s intrinsic value per share for the long-term benefit of its shareholders.  By forging ahead with a new Chief Executive Officer, the company’s strong management team and talented employees will continue to develop the industry’s best assets to create substantial value for shareholders and themselves in the years ahead.”

Aubrey K. McClendon, Chesapeake’s Chief Executive Officer, said:  “Over the past 24 years, I have had the privilege of developing Chesapeake into one of the world’s premier energy companies. It has been an honor to work with my outstanding management team and the company’s 12,000 very talented and dedicated employees. I am extremely proud of what we have built over the last quarter of a century and I am confident that Chesapeake is in a great position to continue to grow and achieve great success in the future as it realizes the full value of its outstanding assets.  While I have certain philosophical differences with the new Board, I look forward to working collaboratively with the company and the Board to provide a smooth transition to new leadership for the company.”

INVESTOR CONTACTS:		MEDIA CONTACTS:		CHESAPEAKE ENERGY CORPORATION
Jeffrey L. Mobley, CFA	Gary T. Clark, CFA	Michael Kehs	Jim Gipson	6100 North Western Avenue
(405) 767-4763	(405) 935-6741	(405) 935-2560	(405) 935-1310	P.O. Box 18496
jeff.mobley@chk.com	gary.clark@chk.com	michael.kehs@chk.com	jim.gipson@chk.com	Oklahoma City, OK 73154

The Board expects to release the results of its previously announced review of the financing arrangements, and other matters, between Mr. McClendon (and the entities through which he participates in the Founder Well Participation Program) and any third party that has had or may have a relationship with the company in any capacity, in its earnings announcement scheduled for release before market open on February 21, 2013.  The Board’s extensive review to date has not revealed improper conduct by Mr. McClendon.  The Board and Mr. McClendon’s decision to commence a search for a new leader is not related to the Board’s pending review of his financing arrangements and other matters.

The Board has retained Heidrick & Struggles to assist the Board in its search of Mr. McClendon’s successor.  The Board also intends to consult with Mr. McClendon in connection with this search. The search process will include a full review of internal and external candidates.

During this interim period, Mr. McClendon will work closely with Steven C. Dixon, Chief Operating Officer, and Domenic J. Dell’Osso, Jr., Chief Financial Officer, to transition certain day-to-day management responsibilities in advance of the completion of the search process for the new Chief Executive Officer.  The company and the Board are committed to its current drilling program with respect to its existing $6.0 billion drilling and completion budget for 2013, its ongoing asset sales program and intention to reduce the company’s long-term debt.

Mr. McClendon will resign from the Board of Directors at the time his successor is appointed and will receive his full compensation and other benefits to which he is entitled in accordance with the terms of his employment agreement.  Mr. McClendon will continue to be an important partner with the company given his stock ownership as well as his interests in certain of the company’s wells in connection with the Founder Well Participation Program, which will terminate on June 30, 2014.

Chesapeake Energy Corporation (NYSE:CHK) is the second-largest producer of natural gas, a Top 15 producer of oil and natural gas liquids and the most active driller of new wells in the U.S. Headquartered in Oklahoma City, the company's operations are focused on discovering and developing unconventional natural gas and oil fields onshore in the U.S. Chesapeake owns leading positions in the Eagle Ford, Utica, Granite Wash, Cleveland, Tonkawa, Mississippi Lime and Niobrara unconventional liquids plays and in the Marcellus, Haynesville/Bossier and Barnett unconventional natural gas shale plays. The company also owns substantial marketing and oilfield services businesses through its subsidiaries Chesapeake Energy Marketing, Inc. and Chesapeake Oilfield Operating, L.L.C. Further information is available at www.chk.com where Chesapeake routinely posts announcements, updates, events, investor information, presentations and news releases.

This news release includes "forward-looking statements" that give Chesapeake's current expectations or forecasts of future events.  Although we believe the expectations and forecasts reflected in our forward-looking statements are reasonable, we can give no assurance they will prove to have been correct.  They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties, and actual results may differ from the expectation expressed.  We caution you not to place undue reliance on our forward-looking statements, which speak only as of the date of this news release, and we undertake no obligation to update this information.